Exhibit A

STANDARD & POOR'S	RATINGSDIRECT

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Research:
Airplanes Pass-Thru Tr A-9, B, C, & D Cert Rtgs Cut; B, C, & D
Remain on CW; A-6 &A-8 Afrmd
Publication date:	02-Oct-2003
Credit Analyst:	Sean Hannigan, London (44) 20-7826-3783; Philip Baggaley, CFA, New York (1) 212-438-7683; Doug Frankel, New York (1) 212-438-2456; Ted Burbage, New York (1) 212-438-2684.

NEW York (Standard & Poor’s) Oct. 2, 2003—Standard & Poor’s Ratings Services today lowered its credit ratings on Airplanes Pass-Through Trust’s subclass A-9 and classes B, C, and D certificates. The ratings on the subordinate class B, C, and D certificates remain on CreditWatch. At the same time, Standard & Poor’s affirmed its ratings on the subclass A-6 and A-8 certificates (see list).

     The downgrade of subclass A-9 follows an analysis of the transaction following an amendment to the structure agreed to by certificateholders in recent weeks. It has become clear that there is increased likelihood that more aircraft in the portfolio will be liquidated before they have reached the ends of their previously assumed useful lives.

     The analysis indicates a low probability of ultimate repayment of principal on subclass A-9 under Standard & Poor’s assumed ‘A’ stress scenario. It has also shown that subclasses A-6 and A-8 are robust, at AA-/Negative and A/Negative, respectively.

     A deferral of interest on the class B, C, and D certificates is anticipated in the next two to three months. The class B notes were originally placed on CreditWatch July 9, 2002, and the class C and D notes Sept. 27, 2001.

     Today’s ratings actions are based on in-depth analysis of:

     — The asset quality of the aircraft types and the creditworthiness of the airlines currently involved in this portfolio;

     — A cash flow analysis under various stress scenarios to reflect the current market environment; and

     — The impact of selling higher numbers of aircraft earlier in the transaction than originally assumed.

     The subclass A-6, A-8, and A-9 certificates receive interest payments at the same level, in no order of priority. A failure to pay interest on any of the certificates in class A will thereby result in a default of all A subclasses. Nevertheless, because of the large liquidity available to class A, no problems of this nature are expected. The principal payments to class A are all currently directed toward subclass A-6, and as such, it will have a materially shorter expected life than the A-8 and A-9 subclasses. When the A-6 certificateholders are fully repaid, the A-8 certificateholders will receive principal payments, and once the A-8 certificateholders are fully repaid, the A-9 certificateholders may begin to receive principal.

     Standard & Poor’s will continue to monitor the transaction accordingly.

RATINGS LOWERED
Airplanes Pass-Through Trust
$2.3 billion floating-rate pass-through certificates*

Class	Rating
	To	From
A-9	BBB-/Negative	A/Negative

RATINGS AFFIRMED
Airplanes Pass-Through Trust

Class		Rating
A-6		AA-/Negative
A-8		A/Negative

RATINGS LOWERED AND REMAINING ON CREDITWATCH NEGATIVE
Airplanes Pass-Through Trust
$1.112 billion floating- and fixed-rate pass-through certificates*

Class	Rating
	To	From
B	CC/Watch Neg	CCC/Watch Neg
C	CC/Watch Neg	CCC/Watch Neg
D	CC/Watch Neg	CCC/Watch Neg

*Initial outstanding amount of remaining classes.

ANALYST E-MAIL ADDRESSES
sean_hannigan@standardandpoors.com
phil_baggaley@standardandpoors.com
douglas_frankel@standardandpoors.com
ted_burbage@standardandpoors.com
StructuredFinanceEurope@standardandpoors.com